UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

FNDS3000 CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

818 A1A North, Suite 201
Ponte Vedra Beach, Florida 32082
(Address of principal executive offices)

(904) 273-2702
(Registrant’s telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On July 24, 2008, Richard Smuts-Steyn was appointed as a director of FNDS3000 Corp. (the “Company”). There are no understandings or arrangements between Mr. Smuts-Steyn and any other person pursuant to which he was selected as a director. Mr. Smuts-Steyn presently does not serve on any Company committee. Mr. Smuts-Steyn may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof. Mr. Smuts-Steyn does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Except for the transactions set forth below, Mr. Smuts-Steyn has never entered into a transaction, nor is there any proposed transaction, between Mr. Smuts-Steyn and the Company. Mr. Smuts-Steyn acquired 250,000 shares of common stock and a common stock purchase warrant to purchase 250,000 shares of common stock for a term of two years with an exercise price of $0.25 in connection with a private placement conducted by the Company and also received a stock option for services rendered to the Company. The stock option is to purchase 750,000 shares of common stock at $.30 as of May 29, 2008 vesting 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months.

Mr. Smuts-Steyn serves as the Vice President of the Company. Since 2002 until 2008, Mr. Smuts-Steyn has served as the Group Chief Executive Officer for Ventury Group, a group of five companies engaged in the services industry with a total of approximately 250 employees. Prior to joining Ventury Group, Mr. Smuts-Steyn served as the Director of Strategic Business Development for MB Technology Group from January 2000 to July 2001. Mr. Smuts-Steyn received a degree in production management in 1990 from Damelin College then subsequently graduated with an advanced business program at Wiwatersrand Technikon in 1996. Mr. Smuts-Steyn is presently completing his MBA at the University of Wales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP.

Date: July 30, 2008	By:	/s/ David Fann
David Fann
President